UNITED STATES DEPARTMENT OF AGRICULTURE

                       BEFORE THE SECRETARY OF AGRICULTURE


In re:                                           )        AWA Docket No. 98-15
                                                 )
         Huntingdon Life Sciences, Inc.,         )
                                                 )
                                                 )        Consent Decision
                           Respondent            )        and Order

         This proceeding was instituted under the Animal Welfare Act, as amended 7 U.S.C. ss.2131 et seq.), by a complaint filed by the Administrator, Animal and Plant Health Inspection Service, United States Department of Agriculture, alleging that the respondent violated the regulations and standards issued pursuant to the Act (9 C.F.R. ss. 1.1 et seq.). This decision is entered pursuant to the consent decision provisions of the Rules of Practice applicable to this proceeding (7 C.F.R. ss. 1.138).

         The respondent admits the jurisdictional allegations in paragraph I of the complaint and specifically admits that the Secretary has jurisdiction in this matter, either admits nor denies the remaining allegations, waives oral hearing and further procedure, and consents and agrees, for the purpose of settling this proceeding and for such purpose only, to the entry of this decision.

         The complainant agrees to the entry of this decision.

                                Findings of Fact

(a) Huntingdon Life Sciences, Inc., hereinafter referred to as respondent, is a Delaware corporation whose address is Post
            Office Box 2360,  Mettlers  Road,  East  Milstone,  New Jersey
            08875-2360.

(b) The respondent, at all times material hereto, was registered and operating as a research facility as, defined in the Act and the regulations.

                                   Conclusions

         The respondent having admitted the jurisdictional facts and the parties having agreed to the entry of this decision, such decision will be entered.

                                      Order

1. Respondent, its agents and employees, successors and assigns, directly or through any corporate or other device, shall fully comply with the Act and the regulations and standards, and in particular, shall not:

(a) fail to have its Institutional Animal Care and Use Committee (IACUC) review the procedures used involving animals to ensure that they would avoid or minimize discomfort, distress, and pain to the animals, to assure that appropriate sedatives, analgesics, or anesthetics were used, and to ensure that principal investigators had considered alternatives to procedures that would cause more than momentary or slight pain or distress to the animals and had provided a written narrative description of the methods and sources used;

(b) fail to keep primary enclosures and food receptacles clean and sanitized, as required;

(c) fail to develop and follow an appropriate plan for environmental enhancement adequate to promote the psychological well-being of nonhuman primates;

(d)                fail to communicate  timely and accurate  information
                   on  problems   of  animal   health,   behavior,   and
                   well-being to the attending veterinarian;

(e) fail to construct and maintain primary enclosures for nonhuman primates so that they protect the animals from injury and contain them securely and prevent accidental opening of the enclosures;

(f) fail to maintain programs of adequate veterinary care under the supervision and assistance of a doctor of veterinary medicine;

(g) fail to have its IACUC review and approve, require modifications in (to secure approval), or withhold approval of those components of proposed activities related to the care and use of animals;

(h) fail to have its IACUC review the procedures used involving animals to ensure that no animal was impermissibly used in more than one major operative procedure from which it was allowed to recover; and

(i) fail to file complete annual reports.

2. Respondent is assessed a civil penalty of $50,000, 10,000 of which shall be paid by a certified check or money order made payable to the Treasurer of United States, Respondent shall spend $20,00 within 6 months of the effective date of this order to construct facilities that will allow individually housed primates to be placed into paired or group housing. Such housing shall be subject to prior approval by APHIS./ Respondent shall donate the remaining $20,00 within 60 days of the effective date of this order to a nonprofit organization that promotes the development and use of alternatives to animals in research and testing. Such nonprofit organization shall be subject to prior approval by APHIS.

3. Respondent shall retain an outside laboratory animal consultant with expertise in the area of IACUC functions and responsibilities. Such consultant shall be subject to prior approval by APHIS. The consultant shall conduct a review of respondent's animal care and use program, and shall submit a report to respondent and APHIS. The consultant shall conduct a follow up review with respondent to ensure that any areas identified in the report concerning respondent's animal care and use program are appropriately addressed.

         The provisions of this order shall become effective upon issuance.

                  Copies of this decision shall be served upon the parties



                  ----------------------------
                  Alan H. Staple
                  President
                  Huntingdon Life Sciences, Inc.



                  ----------------------------
                  David L. Durkin
                  Attorney for Respondent



                  ----------------------------
                  Frank Martin, Jr.
                  Attorney for Complainant


                                                Done at Washington, D.C.
                                                This 8th day of April, 1998

                                                ----------------------
                                                Administrative Law Judge